Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: February 2007

1)	Beginning of the Month Principal Receivables:	$41,808,523,847.67
2)	Beginning of the Month Finance Charge Receivables:	$716,595,727.32
3)	Beginning of the Month AMF Receivables :	$61,095,726.79
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$42,586,215,301.76

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$1,505,386,922.83
11)	Additional Finance Charge Receivables:	$6,782,323.19
12)	Additional AMF Receivables	$305,807.58
13)	Additional Total Receivables:	$1,512,475,053.60

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$42,114,842,464.38
16)	End of the Month Finance Charge Receivables:	$720,602,817.40
17)	End of the Month AMF Receivables	$54,473,484.56
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$42,889,918,766.34

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$36,804,843,239.55

22)	End of the Month Seller Percentage	12.61%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: February 2007

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	329,851	$482,998,036.19
	3)	60 - 89 days delinquent	214,135	$327,429,062.57
	4)	90+ days delinquent	472,932	$791,431,323.49

	5)	Total 30+ days delinquent	1,016,918	$1,601,858,422.25

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.73%

7)	Defaulted Accounts during the Month		143,058	$183,965,222.93

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			5.10%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: February 2007

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$7,492,739,655.63	16.99%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,752,198,625.19	15.59%

	3)	Prior Month Billed Finance Charges and Fees	$535,061,941.62
	4)	Amortized AMF Income	$33,662,498.49
	5)	Interchange Collected	$94,519,914.10
	6)	Recoveries of Charged Off Accounts	$80,563,995.75
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$743,808,349.96	20.61%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: February 2007

1)	Beginning Unamortized AMF Balance			$187,284,239.33
	2)	+ AMF Slug	$1,452,816.38
	3)	+ AMF Collections	$30,395,178.97
	4)	- Amortized AMF Income	$33,662,498.49
5)	Ending Unamortized AMF Balance			$185,469,736.19

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes

Additional Total Receivables